Exhibit 99.1

AFC Enterprises Reaches Agreement to Settle Certain Shareholder Lawsuits

ATLANTA, April 22 — AFC Enterprises, Inc. (Nasdaq: AFCE) today announced that it has reached a joint settlement agreement with plaintiffs in the Section 10(b) securities litigation initially filed on March 25, 2003, the Section 11 securities claim relating to the Company’s initial public offering raised on January 26, 2004 and the Section 11 securities litigation relating to the Company’s secondary public offering initially filed on May 15, 2003 to settle the securities shareholder lawsuits relating to its restatement of its financial statements for fiscal years 2000, 2001 and the first three quarters of 2002.

The agreement provides for the general terms of a settlement under which AFC would pay $15 million in cash, plus additional amounts based on a formula applied to any recovery of funds from its former insurers for directors’ and officers’ liability and any recovery of funds from its ongoing lawsuit against Arthur Andersen. The Company will be obligated to make payments in addition to the $15 million cash payment only to the extent that it recovers amounts from Arthur Andersen or its former insurers for directors’ and officers’ liability. The settlement does not reflect any admission of liability by the Company, its current or former directors or officers, underwriters of the Company’s public offerings or investor defendants. The parties intend to enter into a further agreement to set forth more specific terms of the settlement. Any such agreement is subject to court approval.

If the settlement proceeds as expected, AFC will record a charge for this matter in the first quarter of 2005 of approximately $20.5 million. This charge reflects the cash payments described above, as well as estimated costs and expenses related to the settlement of the litigation of approximately $5.5 million. On an after tax basis, the effect of this charge is approximately $12.7 million, or $0.43 per share.

The agreement does not cover the derivative suit filed by plaintiffs claiming to be acting on behalf of AFC on June 5, 2003 against certain current and former members of the Company’s board of directors and the Company’s largest shareholder or the derivative suit filed by plaintiffs claiming to be acting on behalf of AFC on August 7, 2003 against certain current and former members of AFC’s board of directors.

As previously disclosed in the company’s SEC filings, AFC has given notice to its former insurers for directors’ and officers’ liability of these claims, and the insurers have responded by requesting additional information and by reserving their rights under the policies, including the rights to deny coverage under various policy exclusions or to rescind the policies in question as a result of AFC’s restatement of its financial statements. Executive Risk Indemnity, Inc., one of the Company’s former insurers for directors’ and officers’ liability, has attempted to rescind the directors’ and officers’ liability insurance policies that it provided and has filed suit seeking a judgment that this policy is rescinded, and that it has no obligation under this policy. AFC will continue to pursue recovery from all of its former insurers for directors’ and officers’ liability for these matters, including continuing to defend vigorously the lawsuit filed by Executive Risk Indemnity, Inc.

The parties intend to enter into a further agreement to set forth more specific terms of the settlement and such agreement will be subject to court approval. In addition, there can be no assurance as to the outcome of the derivative actions described above, which are not covered by the settlement. Furthermore, there can be no assurance that the Company will be able to recover any proceeds under its directors’ and officers’ insurance policies or its lawsuit against Arthur Andersen. Accordingly, the ultimate resolution of these matters may exceed the $20.5 charge described above and may not be offset by recovery from either its insurers or Arthur Andersen.

Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of Popeyes® Chicken & Biscuits, the world’s second-largest quick-service chicken concept based on number of units. As of February 20, 2005, Popeyes had 1,823 restaurants in the United States, Puerto Rico, Guam and 24 foreign countries. AFC has a primary objective to be the world’s Franchisor of Choice® by offering investment opportunities in its Popeyes Chicken & Biscuits brand and providing exceptional franchisee support systems and services. AFC Enterprises can be found on the World Wide Web at http://www.afce.com.

AFC Contact Information:

Felise Glantz Kissell, Vice President, Investor Relations & Finance

(770) 353-3086 or fkissell@afce.com